EXHIBIT 21

                                  SUBSIDIARIES


Subsidiaries of FLAG Financial Corporation

          First Federal Savings Bank of LaGrange, a federal savings bank organized under the laws of the United States

          Citizens Bank, a state bank organized under the laws of the State of Georgia

          Bank of Milan, a state bank organized under the laws of the State of Georgia


Subsidiary of First Federal Savings Bank of LaGrange

          Piedmont Mortgage Services, Inc., a Georgia corporation


Subsidiary of Citizens Bank

          CB Financial Group, Inc., a Georgia corporation